Exhibit 99.2

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CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corporation - VP IR

Denny Oklak Duke Realty Corp - Chairman and CEO

Jim Connor Duke Realty Corp - COO

Mark Denien Duke Realty Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Kevin Varin Citigroup - Analyst

Blaine Heck Wells Fargo Securities - Analyst

Vance Edelson Morgan Stanley - Analyst

Jamie Feldman BofA Merrill Lynch - Analyst

Eric Frankel Green Street Advisors - Analyst

Paul Adornato BMO Capital Markets - Analyst

Ki Bi Kim Macquarie Research Equities - Analyst

Dave Rodgers Robert W. Baird & Company, Inc. - Analyst

Michael Salinsky RBC Capital Markets - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. And welcome to the Duke Realty quarterly earnings call.

(Operator Instructions)

As a reminder, today’s call is being recorded. I will now turn the conference over to the Vice President of Investor Relations, Mr. Ron Hubbard. Please go ahead, sir.

Ron Hubbard - Duke Realty Corporation - VP IR

Thank you, John. Good afternoon, everyone, and welcome to our first-quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2013 10-K that we have on file with the SEC. Now for our prepared statements, I will turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thank you, Ron. Good afternoon, everyone. Today I will highlight some of our thoughts on the overall real estate operating environment and how it is affecting us.

Jim Connor will give you an update on our leasing activity and development status. I will review our asset recycling activity. And Mark will then address our first-quarter financial performance and balance sheet activity.

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We followed up our very strong 2013 with a solid start to 2014 on all fronts. We signed 6.1 million square feet of leases in the first quarter and ended with overall occupancy at 93.6% overall, which includes projects under development. Rent on renewal releases for the quarter grew by nearly 7.9%, reflective of strong supply-demand fundamentals and improved pricing power.

We started $108 million of new bulk industrial development projects. Three of our five development starts this quarter are 100% pre-leased, while two industrial projects were started on a speculative basis in Houston. We made progress on our 2014 disposition expectations during the quarter by closing on $79 million of transactions along with several other transactions being in various stages of marketing and negotiations.

Now I will touch on market conditions. Demand drivers remain solid, and supply is still relatively in check for the industrial sector. We firmly believe the secular e-commerce story and the supply chain reconfiguration trends have a long runway, and we are in an enviable operational and development platform position to take advantage of growth opportunities.

The healthcare demand drivers for modern outpatient space also has a very bright long-term outlook. We expect a solid year of MOB development starts and further lease up of the existing portfolio.

The suburban office sector continues to improve across most of our markets, and we’re optimistic about further lease up in the portfolio. Our three-month occupancy is up over 300 basis points compared to the prior year on a same property basis, which adjusts for our sizable office disposition activity.

As noted on the last call, we still expect some great opportunities to develop office at very strong yields on the office portion of our remaining land bank. Now I will turn it over to Jim Connor to give a little more color on our leasing activity and development pipeline.

Jim Connor - Duke Realty Corp - COO

Thanks, Denny, and good afternoon, everybody. From an operational standpoint, we had very solid quarter of leasing at 6.1 million square feet, as Denny noted.

Overall occupancy ended at 93.6%, dropping slightly from year-end, which was expected. Most of the impact was from seasonality in our bulk industrial product, and to a lesser extent, a few lease buyouts.

Activity remains very strong, and we anticipate occupancy heading back up in the second quarter. We did have a few lease expirations that were expected that pushed down our tenant retention from the quarter to 65%. However, I’m pleased to note that two leases totaling roughly 500,000 square feet were immediately backfilled with different tenants, pushing our effective retention into the high 70% range.

Rental rate growth on renewals continues to improve across the portfolio with growth of 7.9%. We continue to be very focused on pushing rents throughout the portfolio on the industrial side.

Now I will touch on some key activity within each product type for the first quarter. In the industrial sector for the quarter, the PPR 54 index reported over 30 million square feet of net absorption, continuing the solid trend from 2013, and a roughly 10 basis point drop in vacancy from the fourth quarter to the mid-7% level. Most research firms are projecting for the year that demand will outpace supply at a two-to-one margin, and we’re seeing the majority of the demand in the larger modern bulk space.

I’m proud to see our team has continued to win many of these build-to-suits as evidenced by the three new projects we announced this quarter. The execution on external growth is a testament to our 40-year reputation in the business, having our own construction company, and our strategic land bank.

With respect to leasing in our industrial portfolio, we continue to see fundamentals improve with the completion of 5.5 million square feet of total leasing, a level slightly above the comparable period from one year ago. In-service occupancy in the bulk industrial portfolio at the end of the first quarter was 95%, 140 basis points higher than a year ago. As noted, a majority of the lease expirations were short-term seasonal deals, and we expect to be able to improve on our current occupancy throughout the year.

Many of our larger industrial deals this quarter were in Atlanta and Savannah markets, which are reflective of strong fundamentals in the Southeastern part of the country. We signed six new leases and one renewal in these markets, all between 200,000 and 520,000 square feet, including a 10-year lease with Mizuno and a 15-year lease with Brighton Best. We also signed a 240,000 square foot new lease with a major food service company in Indianapolis and a 250,000 square foot lease with Beckman Coulter in Cincinnati.

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Turning to the medical office, this portfolio is in great shape with our in-service occupancy at 93.7%. That’s nearly 300 basis points above where it was one year ago, and we have a weighted-average remaining lease term of over 10 years.

The suburban office market continues to improve slowly with national absorption maintaining a positive trend for 16 consecutive quarters. Vacancy levels are down 40 to 50 basis points compared to a year ago, and concessions continue a downward trend. Our in-service office portfolio ended the quarter at 88.1% leased, up 30 basis points from a year ago.

As Denny alluded in the opening remarks, when adjusted for our active office disposition program, the average same property occupancy for this quarter is up some 330 basis points over the prior year, reflecting a strong performance in this asset class. With regard to leasing, we had a nice quarter of signing about half a million square feet of deals, including a 70,000 square foot new lease with Centene in our St. Louis market.

Turning to development, for the quarter our pipeline is still very strong. We started $108 million of industrial build-to-suits and speculative projects totaling 1.8 million square feet with a weighted average GAAP yield of 8.2%; and I will note we have a solid pipeline of prospects for the remainder of the year.

Last quarter, we announced the startup of a 1 million square foot build-to-suit for Amazon in Baltimore. This year, we’re pleased to announce a second build-to-suit with Amazon in the same park, this time a 346,000 square foot facility that’s leased for 15 years.

We also started a 744,000 square foot project in our West Jefferson Park in Columbus, Ohio. This facility is 100% leased to Bon-Ton stores, a major retailer, for a term of 10 years.

In the Atlanta market, we started a 257,000 square foot expansion of an existing facility for Dick’s Sporting Goods at our Camp Creek Park near Hartsfield Airport with a lease term of 11 years. We also started two speculative industrial buildings totaling 480,000 square feet in Houston in our Gateway North West business park. The vacancy in Houston is currently only 5%. Last year, Houston had 1 million square feet of spec net absorption and over 7 million square feet of total net absorption in the marketplace.

A quick note on the new supply outlook for the industrial sector, spec projects in all markets for the first quarter of 2014 totaled 95 million square feet. This is approximately a 15.5 million square foot increase over the fourth quarter of 2013.

During that same period, leasing in those spec projects increased by about 6 million square feet. The first quarter of 2014 saw the percentage leased of the spec inventory increase by 11% to 24% overall. In this context, and as we’ve alluded to in past earnings calls, supply is relatively disciplined and essentially all of our markets at this point in the cycle compared to historical levels, but we continue to monitor this activity closely.

From an overall development pipeline perspective at the quarter end, we have 25 projects under construction totaling 7.5 million square feet and a projected $608 million in stabilized costs at our share, that are 86% pre-leased. These projects have an initial cash yield of 7.6% and a GAAP yield of 8.3%, and evidence our ability to create significant value through our development platform, as they are being developed at an estimated 20% plus margin.

I’d also like to point out that at 86% pre-leased, most of the risk has been eliminated on these projects. Given that we have entitled land positions and we can support roughly 45 million square feet of bulk industrial development, and given our relationships and track record at winning major build-to-suits with top customers, our development platform’s in a dominant position to continue to drive incremental cash flow growth over the long haul. And now I will turn it back over to Denny, and he can touch on our asset recycling activities.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Jim. With respect to investment activity, we had $79 million of dispositions during the quarter. The majority of the proceeds were from two medical office assets that closed in January that were part of a larger portfolio sale discussed last quarter.

The remaining disposition proceeds were from a flex portfolio in Indianapolis. We continue to strategically reduce our flex portfolio and are now down to only 37 buildings totaling 2.3 million square feet across the system.

We will continue to be opportunistic in disposing of more of our suburban assets, particularly in light of the aggressive equity capital and cheap debt pricing. We’re actively marketing several significant projects or portfolios and still expect to be within our annual disposition guidance with significant closings late in the second quarter and into the third quarter.

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On the acquisition side this quarter, we recycled a small portion of our disposition proceeds into a 407,000 square foot modern bulk facility located in Atlanta and leased to UPS Supply Chain Solutions. The facility is located just east of Hartsfield Airport inside the I-285 beltway. This facility is 100% leased with three years remaining on the term with rents that are currently a little below market and pricing providing an excellent basis of $43 per square foot.

In general, the acquisition market continues to be intensely competitive, and given our strong development pipeline and opportunities, we expect our acquisition activity to be highly selective and strategic in nature. So now I will turn the call over to Mark to discuss our financial results and capital plans.

Mark Denien - Duke Realty Corporation - CFO

Thanks, Denny and good afternoon, everyone. As Denny mentioned, I would like to provide an update on our financial performance as well as an overview of the capital transactions for the quarter.

Core FFO for the first quarter of 2014 was $0.28 per share compared to $0.29 per share in the fourth quarter of 2013, and $0.26 per share in the first quarter of 2013. Core FFO was down $0.01 per share from the fourth quarter of 2013 due to increased general and administrative expenses which were mainly driven by the accounting rules which require us to immediately expense a substantial portion of our annual stock compensation grant, along with lower absorption of overhead costs due to the decrease in leasing volume from our record fourth quarter of 2013.

The first quarter is always by far our highest quarter of G&A expenses for these reasons. We’re still comfortable with our full-year guidance for G&A expense of $40 million to $44 million. The improvement in core FFO per share over the first quarter of 2013 was due to improved operational performance and development deliveries as well as decreased interest expense.

Same property NOI growth for the twelve and three months ended March 31 was 3.0% and 2.2% respectively due to increased occupancy and growth in rental rates. Same property NOI growth for the three months ended March 31 was constrained by increased snow removal and utility costs driven by the extreme weather conditions in many parts of the country.

In spite of these increased operating expenses in the first quarter, we are still comfortable with our full-year same property NOI guidance of 2% to 4%. Also regarding NOI, this quarter we introduced a new exhibit to our supplemental package which includes a breakout of NOI and square footage by market and by property type. This additional disclosure should better assist everyone in valuing our Company.

As Jim noted, our growth in average net effective rent on renewals was 7.9% for the quarter with positive rental growth across all three product types. We’re optimistic about our ability to continue to push these rental rates. We generated $0.25 per share in AFFO which equates to a conservative dividend payout ratio of 68% compared to $0.21 per share of AFFO for the fourth quarter of 2013. We incurred a significant amount of building improvements in second-generation leasing costs during the fourth quarter of 2013, whereas our capital expenditures during the first quarter of 2014 were more in line with our ongoing run rate.

We are pleased with maintaining our continued strong operating results, and now I will quickly recap our capital position. We finished the quarter with $180 million outstanding on our $850 million line of credit as compared to $88 million outstanding on the line of credit at the end of 2013.

As Denny noted, we anticipate increased disposition activity during the next two quarters which will allow us to repay our current line balance and fund continued development costs. We are in a very good liquidity position and have no significant debt maturities until February of 2015.

In addition, I am pleased to report during the quarter our credit rating for senior unsecured debt was reaffirmed by Moody’s at Baa2 with a stable outlook, and upgraded by Standard & Poor’s to mid-BBB with a stable outlook. These actions by the rating agencies are a testament to our improved overall leverage profile, high-quality assets, very stable cash flow profile and continued focus on further improving our balance sheet.

I will conclude by saying that I’m very happy to have reported another strong quarter. And with that, I will turn it back over to Denny.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Mark. Yesterday we narrowed our guidance for FFO per share for 2014 to $1.12 to $1.18. With solid results in the first quarter, we set the stage for a strong 2014.

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So in closing, I will reiterate that we believe our team and our portfolio is in a unique position to take advantage of strong fundamentals in our businesses. The value creation potential for shareholders is very high. We thank you again for your interest and support of Duke Realty.

We will now open the lines up to the audience. We ask participants to keep the dialogue to one question or perhaps two very short questions. You are of course welcome to get back in the queue. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Michael Bilerman.

Kevin Varin - Citigroup - Analyst

This is Kevin Varin with Michael. Last quarter you mentioned that sales would be more weighted through the first four months. Now that has been pushed back a little bit. Can you walk us through what’s causing the delay, and then in regards to guidance, can you comment on how that impacts FFO for the remainder of the year? Because it would imply a near-term boost in FFO just given the delay on asset sales dilution. And then secondly, has the shift in timing of assets impacted the timing of capital deployment laid out in guidance?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think we’re pretty much right on. We might be pushed back slightly from what we said in the first quarter, but there’s no significant reason for it. It’s just a timing of marketing, but I think everything’s on track.

Obviously our FFO guidance considers all that and considers the timing. And again, we’re on track with funding the development pipeline. And I think again a lot of that’s going to be funded with the disposition proceeds as we go throughout the year.

Kevin Varin - Citigroup - Analyst

Okay. Thank you.

Operator

Blaine Heck.

Blaine Heck - Wells Fargo Securities - Analyst

Just to follow-up on that, can you give maybe a little more color on any packages you have out for sale at this point? Where they are and what asset type?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well again, I think as far as asset type goes, we’ve said we’re mainly selling the office product, and in certain target markets. I think the one asset I would specifically mention that I think has been out in the press is the 3630 Peachtree building in Buckhead in Atlanta.

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We are now at the point where we’re getting very close to selecting a buyer for that property, and we will be moving quickly towards the contract on that. So that’s one of the projects we anticipate closing probably late second quarter.

Other than that, it’s just a few different projects that are out there. And I don’t really want to comment on any specifically, but we’re fairly far down the road with several of the planned dispositions.

Blaine Heck - Wells Fargo Securities - Analyst

Okay. Fair enough. And then Mark, can you give us a sense of what the impact of the higher than usual snow removal and utilities expense was on same-store?

Mark Denien - Duke Realty Corporation - CFO

Blaine, it was approximately about 60 to 70 basis points impact on the quarterly number. Obviously less than that on the rolling 12-month number, more like 20 basis points.

And all-in from a dollar amount perspective on bottom-line FFO, it was just over $1 million. So nothing too significant that we can’t recover from for the rest of the year, but it did have an impact on the percentage growth for the current quarter.

Blaine Heck - Wells Fargo Securities - Analyst

All right. Great. Thanks.

Operator

Vance Edelson.

Vance Edelson - Morgan Stanley - Analyst

You mentioned pushing rents on the industrial side. Sounds like you have a real opportunity here given the pricing power that’s kicked in.

How much do you take advantage of that by raising rents even more perhaps, at the expense of further occupancy gains? In other words, how do you balance the pricing versus the ultimate occupancy that you’d like to see?

Jim Connor - Duke Realty Corp - COO

Well, I think that’s more art than science. We do a pretty good job of tracking the deals and when they were originally signed as we’ve talked before.

We are now very focused on the leases that were signed between 2009 and 2011, when we think we were really at the trough in the overall market. And we have about 45% of the leases that roll in the next 18 months fall into that category. So we’re targeting pushing rents there extremely hard.

Most of our industrial portfolios across the country are 95% or better, so they have all of the leverage that they need to go out and push rents. And they’re not the least bit uncomfortable with taking out a little bit of vacancy given the strength of the markets. So that’s the process, and I think we’re pretty proud of the results in the first quarter that our guys have achieved.

Vance Edelson - Morgan Stanley - Analyst

Okay. That’s helpful. And then as my follow-up, you mentioned that the strong capital liquidity out there might encourage you to sell more on the office side. Does it make you any more likely to monetize some of the medical office buildings, or are you pretty happy with everything you have there?

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Denny Oklak - Duke Realty Corp - Chairman and CEO

We’re pretty happy with everything we have there. There’s still one building from the portfolio that we closed on at the end — mostly at the end of the fourth quarter last year that’s still hanging in limbo that should likely, I think, will close this quarter. But other than that, that’s it. So just one other property out there.

Vance Edelson - Morgan Stanley - Analyst

Okay. Great. Thank you.

Operator

Jamie Feldman.

Jamie Feldman - BofA Merrill Lynch - Analyst

This earnings season has been an increasing amount of concern over warehouse supply. Can you guys talk about where you think we are in the cycle, when you start to see some downward pressure on rents and which markets you think at this point are closest to being a concern versus those that really have a long way to go before we should even start this discussion?

Jim Connor - Duke Realty Corp - COO

Yes. Thanks, Jamie. I think if you look at the macro numbers and then drill down into all of the specific markets that we operate in, demand is still outpacing supply. We focused a lot, and I shared with the group some of the speculative outlet numbers. Those are the ones that obviously concern us most.

I would tell you that we still believe that the vast majority of the markets and the country in general are in balance. There’s a couple that made some pretty significant moves - the Inland Empire and Houston continued to lead the country with the amount of spec space. Quite candidly, those two markets have done a great job over the last six quarters of keeping the amount of spec space that is under construction north of 30% pre-leased. So a lot of good activity in those markets, a lot of good net absorption.

The one that jumped up pretty big this quarter that’s got us on the watch list is Dallas. Dallas added about 6.5 million square feet of spec space. Their percentage leased is down just under 10%, so that’s probably one that we’ve got to watch.

But in addition to that, there’s probably still five major markets around the country that haven’t started any spec development and a lot of them that are 40% to 50%. So on par, we’re still in pretty good shape. We will continue to monitor throughout 2014 and into 2015 and see what the effect is.

Jamie Feldman - BofA Merrill Lynch - Analyst

And then along those lines, how fast do you think the warehouse cycle can turn? And is it a six-month, is it nine months, is it several years? And what’s different this cycle versus prior cycles that maybe won’t happen as fast or maybe happens even faster?

Jim Connor - Duke Realty Corp - COO

Well, first and foremost, I think we all remember how tough the four or five years of the recession were. So a lot of it is going to depend on self-control. Clearly there’s a great deal of capital out there chasing industrial development today and that has worked its way into the speculative development pipeline.

But again, most of the markets are in check. It doesn’t take very long for a spec project to sit on the shelf for those 8% underwritten yields to deteriorate, so most people are still very cautious. That’s why we’re very pleased with the 86.5 percentage leased of our underdevelopment portfolio. We’ve got a few spec projects out there, but with the build-to-suit pipeline as strong as it is, that’s where the majority of our focus is, and we see a lot of great value creation there.

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Denny Oklak - Duke Realty Corp - Chairman and CEO

Jamie, I’d just add a couple had a couple things to that. One is I think — I’ve said this before — I think one of the things we’re seeing in the industrial space is with GDP growth in the 2% to 2.5% range, a lot of our customers can take the time and do a build-to-suit in 6 to 9 months.

We see them requesting us to accelerate construction, but they’re still doing build-to-suits. Which that sort of changes if your GDP growth jumps up into the 4.5% -,5% range, and we just haven’t seen that yet.

And I think the second thing on the industrial side that we’re seeing is a real — again, everybody is aware of this — just the growth in the e-commerce space. So I think that, as Jim said in his remarks, I think we’ve got I think a lot going for us there in our portfolio. But also just in the industry as a whole, because that I think no matter what happens with the overall economy, that’s going to continue to grow.

Jamie Feldman - BofA Merrill Lynch - Analyst

But do you think the capital is different now? Are we — I know early this cycle, the discussion was that you needed equity to build and very few merchant builders could get out there. Seems like that’s changed.

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think there’s always capital.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. All right. Thank you.

Operator

Eric Frankel.

Eric Frankel - Green Street Advisors - Analyst

Mark, did you guys purchase preferred this quarter?

Mark Denien - Duke Realty Corporation - CFO

Yes, Eric. We had basically reverse inquiry and took down about $19 million face of preferreds for about $18 million. So saved — had about a $1 million gain before writing off the original cost. So the all-in effective yield on that was about 7%. So we thought that was an attractive transaction.

Eric Frankel - Green Street Advisors - Analyst

Okay. And then Jim, maybe this is for you, can you comment about the positioning of your land bank and where it’s located relative to where all the spec development’s taking place? And if it isn’t located in markets where there’s a lot of spec development, how can you price build-to-suits relative to where spec wants to lease today?

Jim Connor - Duke Realty Corp - COO

Let me see if I can follow the question.

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Eric Frankel - Green Street Advisors - Analyst

I can clarify if you’d like.

Jim Connor - Duke Realty Corp - COO

You want to know where our better land holdings are? Is that the first part?

Eric Frankel - Green Street Advisors - Analyst

The majority of you landholdings, yes, on the book value basis.

Jim Connor - Duke Realty Corp - COO

I would tell you with the exception of Southern California and the Northeast, we’ve got strategic land in most all of our offices. And quite candidly, we’ve sold those inventories down, selling off nonstrategic and as we started to ramp up development. And as you know for the last few quarters, we’ve acquired very little new land in the last few years so we continue to work that inventory down. We’ve got great land and remember, we didn’t impair that land itself for development the last go round. So those are really true yields on the build-to-suits that you’re seeing indicative of our original investments in the land.

Eric Frankel - Green Street Advisors - Analyst

And when you’re pricing build-to-suits, are the rates that you’re charging comparable to spec development? Are they lower or higher? I’m just trying to get a sense.

Jim Connor - Duke Realty Corp - COO

No. I think we believe the rental rates that we’re charging and the yields that we’re achieving are appropriate risk-adjusted returns for build-to-suits versus spec. And given our success in the marketplace and the yields, as we said, we’ve got a stabilized yield of 7.6% on that under development pipeline, which, we all know where cap rates are today.

That’s a tremendous amount of value creation, and those projects — those are all over the country in all different product types. So that’s a combination of again, we’re pretty good at the build-to-suit business. We’ve got our own construction company, so we’re still getting great pricing, and we’ve got the right land sites.

Eric Frankel - Green Street Advisors - Analyst

Okay. I will jump back in the queue. Thank you.

Operator

Paul Adornato.

Paul Adornato - BMO Capital Markets - Analyst

With respect to capital recycling over the last couple of years, there has been some questions or suggestions that maybe the medical office might be ripe for disposition in some form or another; and so my question is, have you given any thought to a potential spinoff of these assets since the spinoff of other entities has gained some traction within the REIT space? And that would, of course, solve the capital redeployment problem.

Jim Connor - Duke Realty Corp - COO

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Well, Paul, we really haven’t given it a lot of thought. I guess what I would say is, as you all know, everybody knows from what we’ve been saying, is we really like the business. We think it’s a good growth business for us.

Today it’s a significant piece of our business particularly on the development side; but overall, it’s still only about 14% or 15% of our business today. One thing we did do is look at that portfolio from a strategic point of view last year, and as you know, we sold — including the couple that closed here in the first quarter in January —we sold about $250 million of that portfolio.

So in our mind, we really recycled some — and generated some very nice gains on that portfolio. And we’re going to continue to move forward on the development side in that business. For us as we continue to really sell some of the surban office, it’s again another great place for us to redeploy that capital back into the development pipeline in MOBs.

Paul Adornato - BMO Capital Markets - Analyst

Okay. Great. Thank you.

Operator

[Ki Bi Kim].

Ki Bi Kim - Macquarie Research Equities - Analyst

You made a comment earlier in your opening remarks about a healthy supply of maybe build-to-suit or spec deals you’re looking at to replenish your pipeline as you continue to complete your development. I was wondering if you could give a little color on, is there a change in future yields based on the projects that are in the pipeline, and is $600 million roughly the number we should expect Duke to be at on a longer-term basis?

Jim Connor - Duke Realty Corp - COO

Well, the first question from a yield perspective, there’s always competitive pressures in the marketplace. But as with the deals we’ve reported and everything in our price, everything that’s in our pipeline, we feel very comfortable with where our pricing is today.

One of the things — and it ties back into the speculative development — one of the reasons we’re monitoring it so closely is for just that effect. To monitor markets where they potentially could get over built, and you will see pricing pressures — downward pricing pressure on build-to-suits as there are more opportunities in the marketplace. We don’t see that today, but that’s obviously a concern out in the future that we’re all monitoring very closely.

Denny Oklak - Duke Realty Corp - Chairman and CEO

And as far as the level or the pipeline, I’d just add a couple things. We started about $660 million of projects last year. Our guidance was $350 million to $450 million this year. So I think you’re going to see that pipeline underdevelopment be roughly in that $600 million range give or take.

The only thing that might affect that, I would say, on the upper side would be some of the projects that we’re doing today on both the industrial and the MOB side, and then the occasional office build-to-suits tends to be larger projects. So if you land a couple of the bigger million-plus square foot warehouses or 150,000 square foot medical office building, the pipeline might go up a little bit with those kind of projects in it.

Ki Bi Kim - Macquarie Research Equities - Analyst

Okay. And very quick accounting question, just want to double check, your same-store NOI is purely based — is on a commencement basis, right? It’s not on a signed basis. Is that correct?

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Mark Denien - Duke Realty Corporation - CFO

That’s correct.

Ki Bi Kim - Macquarie Research Equities - Analyst

So if I look at page 18 some upside in leasing, like medical office up 300 basis points or so, that’s not in your same-store NOI on — that was reported this quarter, correct?

Mark Denien - Duke Realty Corporation - CFO

No. Our same-store NOI is on a cash basis, so basically it’s tenants paying rent, and the occupancy figures on previous pages are on a lease-up basis.

Ki Bi Kim - Macquarie Research Equities - Analyst

Okay. Thank you.

Operator

Dave Rodgers.

Dave Rodgers - Robert W. Baird & Company, Inc. - Analyst

Mark, could you give us a little bit of color on where you think our current liquidity is and funding sources for the year? Do you feel comfortable funding off the balance sheet? And maybe give us a little rundown on the trend in coverage and leverage metrics as you move throughout the year?

Mark Denien - Duke Realty Corporation - CFO

Sure, Dave. We’re basically projecting that we can cover all of our cash needs for the year with our disposition pipeline that Denny mentioned. From an acquisition perspective, I think our guidance at the top end was about $200 million and the development pipeline at $450 million. Even at those levels, we should be able to fund all that with the dispositions that we have coming at us in late second, early third and then a few straggling late in the year, so really no needs for capital.

And then as far as costs, I would say from a debt perspective since we really don’t have anything due this year, we’re really out until early next year with the next big debt maturity. That’s about a 7.5% coupon rate. And today our 10-year borrowing rates probably closer to 4.25% give or take.

So I think you won’t see us needing to issue any kind of new debt or equity to cover our debts. Our leverage profile should continue to improve. It’s always a little lower in the first quarter on a coverage basis partially because of some of those higher G&A costs and things like that, that I mentioned.

As we get into the year and the development pipeline comes online and our G&A costs normalize, you will continue to see those leverage metrics get better every quarter as we go through the rest of the year, just based on placing everything in service and normal blocking and tackling without any big capital transactions.

Dave Rodgers - Robert W. Baird & Company, Inc. - Analyst

Great. One follow-up, maybe two follow-ups — I will put them together. The first is speculative construction projects relative to the overall pipeline. Do you have a comfort level?

I didn’t hear if you addressed that. If you did I apologize. And then the second, can you address development costs, maybe ex-land, what you’re seeing on that side, Jim?

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Jim Connor - Duke Realty Corp - COO

We’re comfortable where we’re running now. One of the challenges we have with as many of our markets that are above 95% occupancy as we have, we have a lot of people in the field that would like to do two spec developments. But with as many good build-to-suit opportunities, we’re focused on keeping that percentage leased of the development pipeline in the range that we kept it.

So you will not — I don’t think you will see us ramp up spec development in order to beat our development goals. I don’t think we will have to do that, so we will keep it at the modest end of the spectrum. And from a cost perspective, there’s been a lot of numbers bandied around that construction costs are moving up into that 3%, 4%, 5% range, I will tell you we are at the very low end of that range. I will tell you across the country, our numbers are in that 1% to 3% range. I think that’s a direct result of having our own construction company.

So we’re not having to fight competitive pricing with the GCs out there who are seeing the increase in demand and able to push their margins. We’ve got our own guys who are getting good pricing and being able to hold the line on material costs pretty well.

Dave Rodgers - Robert W. Baird & Company, Inc. - Analyst

Great. Thank you.

Operator

Michael Salinsky.

Michael Salinsky - RBC Capital Markets - Analyst

On the industrial side, the couple moving pieces in the quarter, it looked like you had the quarter pretty well occupied. Any vacates or anything we should know about over the balance of the year that would create some choppiness in occupancy?

Jim Connor - Duke Realty Corp - COO

No Dave, I would tell you we don’t have any big surprises or uncertainties out there for the balance of the year on the industrial portfolio; big — I mean 300,000 to 500,000 square feet, we’ve got all those addressed and baked into the numbers. And quite candidly, we were very pleased in the first quarter to backfill a couple of those that we knew were leaving down in Atlanta and Savannah as quickly as we did.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. And then as my follow-up question, given the opportunity you saw in the preferred retirement during the quarter as well as the strong bid you’re seeing for some of the office MOB and industrial assets, any thoughts on advancing, selling a little bit more and retiring some of those preferreds given the coupon on that?

Mark Denien - Duke Realty Corporation - CFO

Mike, we would certainly entertain that. I think a lot of it’s timing. If we have the disposition pipeline accelerate a little quicker than we think right now, and we’ve got the money sitting around, we would potentially look at a redemption.

The one thing that was great about the transaction we did do, like I mentioned, it was a reverse inquiry. So we’re able to take that down at very favorable pricing at a 7% effective rate, rather than the give or take 6.6% coupon.

So it is something we look at, but right now, we do have a little bit outstanding on our line. We want to get that taken care of first and make sure we have all of our bets covered on the development funding. Once we get that done, if we have excess proceeds, we would look at something like that.

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Michael Salinsky - RBC Capital Markets - Analyst

Thank you.

Operator

Blaine Heck.

Blaine Heck - Wells Fargo Securities - Analyst

There are some very sizable industrial portfolios that are on the market or rumored to be coming to market. Is that anything you guys would be interested in pursuing at this point? If so, how would you think about funding something like that?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I alluded to it or mentioned it in the remarks that things are pretty pricey right now. And there are some, I would say, some portfolios out there that are floating around; some are good and some maybe not quite so good; but I think it’s going to be tough for us to decide to do any large portfolio transaction here in the near future just where pricing is right now. So I wouldn’t speculate I guess then Blaine how we would finance it, if I don’t really think it’s going to happen.

Blaine Heck - Wells Fargo Securities - Analyst

Sure. Fair enough. Thanks.

Operator

(Operator Instructions)

Eric Frankel.

Eric Frankel - Green Street Advisors - Analyst

Just to add onto Blaine’s question, if industrial pricing is getting so aggressive, is there a thought of you maybe selling some of your industrial portfolio to fund higher-yielding or more value creation in your development pipeline?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, you noticed in the first quarter we sold some of our flex properties in Indianapolis. I think we will continue to monitor in the industrial portfolio some sale of some of our smaller product types in all of our markets, or in any of our markets, I guess.

And I would say what’s fueling that right now is we are starting to see more people interested in that product type, so generally, pricing is a little better right now than it may have been. So I think you will continue to see us do that.

But as you know, we’re very pleased with the quality of our overall portfolio. And some of the statistics that we show in our regular presentations reflect that. So we really have no desire today to sell any of that new or modern bulk because, again, we think we’ve got opportunities to keep driving rents in that portfolio.

Eric Frankel - Green Street Advisors - Analyst

Okay. Well, I’m just wondering if there’s a price where you’re a taker?

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Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, make me an offer, Eric.

Eric Frankel - Green Street Advisors - Analyst

Fair enough. I guess final question is on suburban office. Is there any movement in values you recognize? Obviously Peachtree is a special example, I’m curious on some of the other suburban offices you’re looking to offload in the next year or two, where activity is there.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I would say that we’re pretty pleased with pricing we’re seeing. We were pleased with the pricing we saw on some of that portfolio we moved later last year. Still again have a couple portfolios out there along with some individual assets. So we’re pretty pleased.

The interest seems to be picking up in the suburban office assets. And I would also say the financing markets have remained very favorable. So that’s also helping support the pricing.

Eric Frankel - Green Street Advisors - Analyst

Perfect. Thank you.

Operator

Jamie Feldman.

Jamie Feldman - BofA Merrill Lynch - Analyst

Can you guys talk about whether you’ve seen any incremental shifts in improving conditions in any of the office markets this quarter specifically? So what I’m asking is, we know the recovery’s been kind of slow and steady moving from market to market. What are the new markets this quarter that have improved that maybe caught you guys off guard or give you hope for the future?

Jim Connor - Duke Realty Corp - COO

I don’t know that I can point to specific markets. One of the trends we’re seeing that’s really started in the last quarter, which we take as a positive sign, is you’re starting to see buyers a little more comfortable and a little bit more interested in a little more vacancy.

I wouldn’t say a lot of vacancy, but in 2012 and 2013, we were pushing to get occupancies in buildings that we were going to sell above 90%, really focus on the roll in the next 36 months. And now we’re seeing buyers that are interested in buildings that have occupancies in the 80% to 85% range because they believe in the improving economics of the cycle and they’re willing to underwrite that a little more aggressively.

So for us, that’s opened up some opportunities to sell some additional buildings that haven’t quite gotten leasing up to 90% and not have to incur the costs of doing so. So that’s probably the most positive trend that I think we’ve seen.

Jamie Feldman - BofA Merrill Lynch - Analyst

What about just on the tenant demand side? For space?

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Jim Connor - Duke Realty Corp - COO

It continues to be consistent with the last couple of quarters. We still are seeing the Financial Services companies, the insurance companies, healthcare companies, healthcare related and servicing companies have been have all been good consumers of space.

A lot of the deals that we have rolling in our own portfolio, it’s not uncommon — we’re renewing those. We’re renewing those users and expanding them at the same time. So that’s been a pleasant trend that we’ve been seeing for the last six to nine months.

Jamie Feldman - BofA Merrill Lynch - Analyst

And then there’s no markets this quarter that picked up from that trend like versus last quarter? Just kind of consistent?

Jim Connor - Duke Realty Corp - COO

I can’t point to any one that comes to mind.

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think we’ve seen some good activity in St. Louis. We signed, Jim mentioned in the remarks, we signed a big lease over there.

I think generally, activities have picked up there. A little bit in Cincinnati, too. The rest of the markets are all very solid.

We’re in the low to mid-90s in all those markets, all those other markets right now. So those markets are doing fine. And we’re starting to see a little pickup in a couple of these other markets.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. All right. Thank you.

Operator

To the presenters, no further questions in queue.

Ron Hubbard - Duke Realty Corporation - VP IR

Thanks, John. I’d like to thank everyone for joining the call today. We look forward to seeing many of you at the NAREIT conference in June in a little over a month. If not, we will reconvene during our second quarter call tentatively scheduled for July 31. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.

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